Exhibit 99.1

Tuesday May 18, 4:30 pm Eastern Time

Company Press Release

SOURCE: Molecular Devices Corporation

                 Molecular Devices Announces the Acquisition of
                             Skatron Instruments AS

SUNNYVALE,  Calif., May 18 /PRNewswire/ -- Molecular Devices Corporation Nasdaq:
MDCC - news) today announced that it has acquired Skatron Instruments AS, a Norwegian company, for $7 million in cash. Skatron designs, develops, manufactures and markets a complete line of state-of-the art microwell plate washers and other related tools, including cell harvesters, focused on the drug discovery and high-throughput screening marketplace. Skatron has consistently been an innovator in the microwell plate washer marketplace, and with their Embla line of washers, was the first to offer both 384 and 1536 well washing capabilities. Skatron had revenues of approximately $4.2 million in calendar year 1998 and employs approximately 20 people in Norway.

Commenting on the acquisition, Dr. Joseph D. Keegan, President and CEO of Molecular Devices, said, "We are very excited about this acquisition and believe that the transaction is strategically significant on a number of levels. The addition of the Skatron products effectively adds a new washer product line to MDC and helps us continue to broaden our product portfolio. We also believe that we have an opportunity to achieve distribution synergies by using MDC's existing direct sales and marketing infrastructure to distribute the Skatron products. The Embla washers are highly complementary with MDC's recently introduced Spectramax Gemini and FLIPR 384 high-throughput screening products. Skatron's emphasis on innovation and quality also fits very well with our strategy of focusing on innovation and advancing the leading edge of drug discovery research. Finally, this acquisition helps us continue to make progress on our goal of becoming a more significant, strategic supplier of complete solutions for our customers in the drug discovery marketplace."

The acquisition will be accounted for as a purchase. In connection with the transaction, Molecular Devices expects to record a one-time charge during the second quarter of 1999 for the portion of the total purchase price which is related to in-process research and development.

Molecular Devices Corporation designs, develops, manufactures and markets proprietary, high-performance, bioanalytical measurement systems, including software and consumables, designed to accelerate and improve the cost effectiveness of the drug discovery and development process. The Company's systems have applications in many

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aspects of life science,  including the therapeutic  development  process,  from drug discovery and clinical research through manufacturing and quality control.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including timely development, ability to achieve distribution synergies, ability to develop innovative solutions, acceptance and pricing of new products, maintenance of strong growth rates and general economic conditions as they affect the Company's customers, as well as the other risks detailed from time to time in the Company's SEC reports, including the annual report on Form 10-K for the year ended December 31, 1998.

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